UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 24, 2011
THE TALBOTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (781) 749-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 2 — Financial Information

Item 2.02	Results of Operations and Financial Condition.
     Attached and being furnished as Exhibit 99.1 is a copy of a press release of The Talbots, Inc. (“Talbots” or the “Company”) dated March 24, 2011, reporting Talbots financial results for the fourth quarter and full fiscal year 2010.
     To supplement the Company’s financial results presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company uses, and has also included in the attached press release, certain non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are used solely to provide supplemental information together with our reported GAAP amounts. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.
     To ease the use and understanding of our non-GAAP financial measures, the Company provides a detailed reconciliation of such non-GAAP financial measures and identifies each of the exclusions in arriving at the Company’s adjusted (non-GAAP) amounts.
     In the accompanying press release, the Company includes fiscal 2010 and fiscal 2009 results from continuing operations and operating income which exclude the following special items: impairment and restructuring charges, merger-related costs (income), cumulative gift card breakage income adjustment, costs associated with the store re-image initiative and the impact of a change in tax estimate.
     Management uses these financial measures, together with GAAP results, as an additional tool in assessing the impact and results of the Company’s ongoing strategic initiatives, evaluating historical core operating performance and any potential trends in the Company’s core operating performance, assessing management performance, and assessing operating performance against other companies. Management believes that these financial measures are helpful to investors as an additional tool to further facilitate an investor’s understanding and evaluation of the Company’s operating performance, as these measures identify items which management believes impact comparability and which are not necessarily indicative of ongoing core operating performance.
     Material limitations of these financial measures are: (i) such measures do not reflect actual GAAP amounts and adjust for special items which impact the corresponding GAAP amounts, such as GAAP margins, GAAP income and GAAP earnings per share, as applicable; (ii) such measures may involve actual cash outlays or inflows which impact cash flows; (iii) the change in tax estimate involves a potential cash liability to be satisfied from future cash flows; (iv) merger-related costs, the majority of which reflect actual cash outlays; (v) impairment charges reflect an actual decrease in the carrying value of one or more assets based on current estimates of the fair value of those assets; (vi) charges related to the Company’s store re-image initiative and restructuring charges include cash outlays which impact cash flows; and (vii) the cumulative adjustment related to gift cards is not expected to occur in fiscal 2011; all of the above may be material to an investor’s understanding of the Company’s financial position. Management compensates for these limitations by clarifying that these measures are only supplemental to the reported GAAP operating metrics and should not be considered in isolation, and by providing the directly comparable GAAP financial measure.
     Exclusion of items in the Company’s non-GAAP measures should not be considered as an inference that these items are unusual, infrequent or non-recurring.

Item 2.05	Costs Associated with Exit or Disposal Activities.
     As part of its fourth quarter and full year earnings release, the Company updated its store rationalization initiative. The Company continues to reduce its store base and square footage by its ongoing evaluation of its store portfolio on a market-by-market basis, and evaluates such factors as overall size and potential sales in each market, current performance and growth potential of existing stores, and available lease expirations, lease renewals and other lease termination opportunities. The Company expects to close approximately 90-100 stores and consolidate and/or downsize approximately 15-20 stores over the course of fiscal years 2011 and 2012, with a majority of those expected to be completed in fiscal year 2011. The Company expects these actions would reduce gross square footage by approximately 500,000 gross square feet by the end of fiscal year 2012. It is anticipated that a substantial part of these anticipated closings and square footage reductions will be implemented at stores that have lease expirations or other lease termination events occurring in this two-year period. The Company anticipates the cost associated with these store closures, consolidations and downsizings to be approximately $18 million, most of which is expected to be lease exit and severance related outlays over the two years.
     The number, identity and timing of these actions are not final and continue to be subject to further ongoing review and evaluation and may be adjusted as the Company continues to finalize its plans. The Company will also continue to evaluate its continuing store portfolio and may determine to close additional stores over the next three fiscal years. These estimates may change based on various factors, including continuing analysis of markets and store growth potential, costs and timing of closings, consolidations and downsizings, changes in management’s assumptions, changes in the number and the identity of stores, and other relevant factors.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Press Release of The Talbots, Inc. dated March 24, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.
Dated: March 24, 2011	By:	/s/ Michael Scarpa
		Name:	Michael Scarpa
		Title:	Chief Operating Officer, Chief Financial Officer and Treasurer